EXHIBIT (10)I

TARGET CORPORATION
DEFERRED COMPENSATION PLAN
DIRECTORS

ARTICLE 1
PURPOSE

The purpose of this Deferred Compensation Plan (the “Plan”) is to provide a means whereby Target Corporation (the “Company”) may afford additional financial security to directors of the Company and its subsidiaries who have rendered and continue to render valuable services to the Company or its subsidiaries and who make an important contribution towards the Company’s continued growth and success by providing for additional future compensation so that such directors may be retained and their productive efforts encouraged. The Plan document has been amended to reflect certain administrative practices in effect as of May 1, 1999.

ARTICLE 2
DEFINITIONS AND CERTAIN PROVISIONS

Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Article 6.

Benefit Deferral Period. “Benefit Deferral Period” means that period of one (1) or four (4) Plan Years as determined pursuant to Article 4 over which a Participant defers a portion of such Participant’s Earnings.

Committee. “Committee” means the plan administration committee appointed to administer the Plan pursuant to Article 3.

Cumulative Deferral Amount. “Cumulative Deferral Amount” means the total cumulative amount by which a Participant’s Earnings must be reduced over the period prescribed in Section 4.1.

Declared Rate. “Declared Rate” means with respect to any Plan Year the applicable rate announced in advance by the Committee for such Plan Year. Under no circumstances shall the minimum rate be less than twelve percent (12%) per annum and the maximum rate shall not exceed twenty percent (20%) per annum. The rate to be announced, subject to the minimum and maximum percentages referenced above, shall be a calculated rate using the following formula:

Moody’s Corporate Bond Yield Average. Monthly Average Corporates as published by Moody’s Investors Service, Inc. or its successor (or if said index is no longer available, its successor index, or if no successor index exists, such other index as selected by the Committee as most closely replicates the measure produced by said Moody index) for the month of June for the year preceding the subject Plan Year to which the Declared Rate shall apply, said rate of return to be rounded to the nearest ..10% of said reported rate, to which percentage rate shall be added six (6) percentage points (e.g. an index of 7.16% rounded to 7.20% plus 6% equals a 13.2% “Declared Rate”). Provided however, if any tax or insurance change shall occur which in the reasoned judgment of the Committee shall have an ongoing adverse economic effect on the underlying COLI financing assumptions related to the Plan, then the Committee may adjust said Declared Rate to reflect such adverse economic impact but in no event below the twelve percent (12%) minimum referenced in the first paragraph hereof.

Deferral Account. “Deferral Account” means the account maintained on the books of account of the Company pursuant to Section 4.4.

Director. “Director” means any director of the Company or a subsidiary.

Earnings. “Earnings” means the total fees paid to a Participant for service on the Board of Directors (or any committee thereof) of the Company or a subsidiary.

Employer. “Employer” means the Company and any of its wholly owned subsidiaries.

Enrollment Agreement. “Enrollment Agreement” means the written agreement entered into by the Employer and a Director pursuant to which the Director becomes a Participant in the Plan. In the sole discretion of the Company, authorization forms filed by any Participant by which the Participant makes the elections provided for by this Plan may be treated as a completed and fully executed Enrollment Agreement for all purposes under the Plan.

Participant. “Participant” means a Director who has filed a completed and executed Enrollment Agreement or authorization form with the Committee and is participating in the Plan in accordance with the provisions of Article 4.

Plan Year. “Plan Year” means the fiscal year beginning February 1 and ending January 31.

Retirement. “Retirement” means termination of service as a Director for any reason whatsoever, whether voluntarily or involuntarily, except death.

ARTICLE 3
ADMINISTRATION OF THE PLAN

A Committee shall be appointed by the Chief Executive Officer of the Company to administer the Plan and to establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan. Interpretations of the Plan by the Committee shall be conclusive. Members of the Committee shall be eligible to participate in the Plan while serving as members of the

Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant.

ARTICLE 4
PARTICIPATION

4.1  Election to Participate. Any Director may enroll in the Plan by filing a completed and fully executed Enrollment Agreement or authorization form with the Committee. Pursuant to said Enrollment Agreement or authorization form, the Director shall irrevocably designate a dollar amount (the “Cumulative Deferral Amount”) by which the aggregate Earnings of such Participant would be reduced over one (1) or four (4) Plan Years next following the execution of the Enrollment Agreement (the “Benefit Deferral Period”), provided, however, that:

(a)  Minimum Deferral. The reduction for any Plan Year shall not be less than Five Thousand Dollars ($5,000.00).

(b)  Reduction in Earnings.

(i)  In General. Except as otherwise provided in this Section 4.1, the Earnings of the Participant for each of the Plan Years in the Benefit Deferral Period shall be reduced by the amount specified in the Enrollment Agreement (including any authorization form) applicable to such Plan Year.

(ii)  Accelerated Reduction. A Participant may elect in a written notice with the consent of the Committee to increase the amount of the reduction of Earnings otherwise provided for by Section 4.1(b) (i) for any of the Plan Years remaining in the Benefit Deferral Period, provided, however, that any such increase in the reduction of Earnings for any remaining Plan Years in the Benefit Deferral Period shall not increase the Cumulative Deferral Amount, but shall act to shorten the length of the Benefit Deferral Period.

(c)  Maximum Reduction in Earnings. A Participant may not elect a Cumulative Deferral Amount or an increase in reduction of Earnings pursuant to Section 4.1(b) (ii), or any combination of the two, that would cause the aggregate total reduction in Earnings in any Plan Year to exceed one hundred percent (100%) of the Earnings payable during such Plan Year. In the event that a Participant elects a Cumulative Deferral Amount or increase in reduction of Earnings that would violate the limitation described in this paragraph (c), the election shall be valid except that the Cumulative Deferral Amount or increase in reduction of Earnings so elected shall automatically be reduced to comply with such limitation, whichever is most appropriate in the sole discretion of the Committee.

4.2  Deferral Accounts. The Committee shall establish and maintain a separate Deferral Account for each Participant. The amount by which a Participant’s Earnings are reduced pursuant to Section 4.1 shall be credited by the Employer to the Participant’s Deferral Account on the fifteenth (15th) day of the month in which such Earnings would otherwise have been paid. Such Deferral Account shall be debited by the amount of any payments made by the Employer to the Participant or the Participant’s Beneficiary pursuant to this Plan.

(a)  Interest. Each Deferral Account of a Participant shall be deemed to bear interest from the date such Deferral Account was established through the date of commencement of payment of the Retirement Benefit at a rate equal to the Declared Rate which is announced by the Committee for each Plan Year, compounded annually, on the balance from month-to-month in such Deferral Account. Following the date of commencement of payment of the Retirement Benefit, a Participant’s Deferral Account shall be deemed to bear interest on the balance in such Deferral Account from month to month at a rate equal to Declared Rate, compounded annually.

4.3  Rollover Deferred Compensation Account. In its sole discretion, the Committee may permit any Participant to make a special rollover election to transfer any amounts which were previously deferred under any existing deferred compensation plans of the Company to this Plan.

In such event, the Committee shall establish and maintain a separate Rollover Deferral Account for each Participant who makes a rollover transfer to this Plan. Such Rollover Deferral Account shall be deemed to bear interest at the same rate and subject to the same conditions as other Deferral Accounts pursuant to Section 4.2. Each Participant who makes a rollover transfer to a Rollover Deferral Account shall be treated for purposes of determining benefits under the Plan as having a separate Cumulative Deferral Amount which shall initially be in the amount of the rollover transfer. A Participant who makes a rollover transfer shall be deemed to waive all rights under the Company’s existing deferred compensation plans from which rollover transfers are made with respect to the amounts transferred to this Plan, including the right to make elections regarding the time or manner of payment as permitted thereunder. Rollover transfers shall be subject to the minimum deferral amount set forth in Section 4.1(a), but shall not be subject to any maximum deferral limitation.

4.4  Valuation of Accounts. The value of a Deferral Account as of any date shall equal the amounts theretofore credited to such account less any payments debited to such account plus the interest deemed to be earned on such account in accordance with Section 4.2. Interest shall be credited monthly on the fifteenth (15th) day of each month.

4.5  Statement of Accounts. The Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in his Deferral Account.

ARTICLE 5
BENEFITS

5.1  Retirement. Upon Retirement, the payment of benefits shall commence on the first day of the month following retirement, or following such later date which the Participant elected in his Enrollment Agreement (including any authorization form). A Participant may elect in his Enrollment Agreement (including any authorization form) to have payments commence from one (1) to ten (10) years following retirement, but not later than age 65 (or five (5) years after the first day of the Benefit Deferral Period, if later).

(a)  Single Participant. In the case of a Participant who is single when payments commence, the Employer shall pay to the Participant an amount each month for the life of the Participant, but not less than one hundred eighty (180) months. The payments shall be the actuarial equivalent of the aggregate of the Participant’s Deferral Account at the time payments commence and the interest that will accrue on the unpaid balance in such Deferral Account during the payment period pursuant to Section 4.2(a). The monthly amount of payment will be redetermined annually to reflect changes in the Declared Rate.

(b)  Married Participant. In the case of a Participant who is married when payments commence, the Employer shall make actuarially reduced monthly payments to the Participant for his life and thereafter, if the Participant is survived by a spouse who was married to the Participant when Retirement Benefit payments commenced, shall continue to make monthly payments to the Participant’s spouse for her life, with payments to be made for an aggregate period of not less than one hundred eighty (180) months. The payments shall be the actuarial equivalent of the payment which would be made to the Participant pursuant to Section 5.1(a) if he were single. The monthly amount of payments will be redetermined annually to reflect the change in the Declared Rate.

5.2  Survivor Benefits.

(a)  If a Participant dies prior to Retirement, the Employer will pay to the Participant’s Beneficiary an annual benefit for the greater of:

(i)  ten (10) years, or

(ii)  until the Participant would otherwise have attained age 65,

equal to fifty percent (50%) of the Cumulative Deferral Amount. However, if the Committee determines that a distribution of the Participant’s Deferral Account would produce a greater benefit, such Deferral Account balance shall be paid to the Participant’s Beneficiary in equal annual installments over the same period as specified above based on crediting the balance from month-to-month in such

Deferral Account at a rate equal to twelve percent (12%) per annum, compounded annually.

(b)  If a Participant dies after Retirement, but prior to commencement of payment of any Retirement Benefit under the Plan, the Employer will pay to the Participant’s Beneficiary the benefit that such Participant would have received had the Participant retired on the day prior to such Participant’s death, provided, however, that if the present value of the benefit described in this Section 5.2(b) is less than the present value of the benefit described in Section 5.2(a), using in each case twelve percent (12%) as the discount factor, then the Beneficiary described in this Section 5.2(b) shall receive the benefit described in Section 5.2(a) and not the benefit described in this Section 5.2(b).

(c)  If a Participant (who was unmarried at the commencement of the payment of any Retirement Benefit, or whose spouse who was married to the Participant at the time of commencement of payment of any Retirement Benefit predeceases the Participant) dies after the commencement of the payment of any Retirement Benefit, the Employer will pay to the Participant’s Beneficiary the remaining installments of any such benefit for the balance of the one hundred eighty (180) months minimum payment period. If a spouse who was married to the Participant at the time of commencement of payment of the Retirement Benefit survives beyond such one hundred eighty (180) months minimum payment period, payments shall continue to be made to the spouse until the spouse’s death. If the spouse who was married to the Participant at the time of commencement of payment of the Retirement Benefit survives the Participant, but does not survive past the one hundred eighty (180) months minimum payment period, the Employer will pay to the Participant’s Beneficiary the remaining installments of any such benefit for the balance of the one hundred eighty (180) months minimum payment period. In computing any benefits to be paid following the Participant’s death pursuant to this paragraph (c), the Participant’s Deferral Account shall be deemed to bear interest following the Participant’s death on the balance in such Deferral Account from month-to-month at a rate equal to the Declared Rate, compounded annually.

(d)  Notwithstanding other provisions of the Plan, if the Beneficiary is not a spouse, the present value of the installments shall be paid as soon as administratively feasible after the death of the Participant. The interest rate used to compute the present value shall be the average of the declared rate for the Plan Year in which the Participant dies and twelve percent (12%).

5.3  Small Benefit. In the event that the Committee determines in its sole discretion that the amount of any benefit is too small to make it administratively convenient to pay such benefit over time, the Committee may pay the benefit in the form of a lump sum, notwithstanding any provision of this Article 5 to the contrary. Such lump sum shall be computed as the net present value of the benefit otherwise payable using a twelve percent (12%) per annum discount factor.

5.4  Withholding. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government.

5.5  Lump Sum Election. Other provisions of Section 5.1 notwithstanding, if a Participant in his Enrollment Agreement (including any authorization form) has elected a lump sum payment to be made after his Retirement, the amount of his Deferral Account (including interest) for the Benefit Deferral Period covered by that Agreement shall be paid to the Participant in a lump sum at the time specified in that Agreement.

5.6  Lump Sum Payout Option. Notwithstanding any other provisions of the Plan, at any time after Retirement, but not later than ten (10) years after Retirement of the Participant, a Participant or a Beneficiary of a deceased Participant may elect to receive an immediate lump sum payment of 50% or 100% of the balance of his Deferral Account, reduced by a penalty, which shall be forfeited to the Company, equal to eight percent (8%) of the amount of his Deferral Account he elected to receive, in lieu of payments in accordance with the form previously elected by the Participant, or provided elsewhere in this Plan. Such election, if not 100%, may be made only twice. If less than 100% of his Deferral Account is paid out, the remainder of his Deferral Account will be paid in accordance with the form previously elected by the Participant, or provided elsewhere in this Plan. However, the penalty shall not apply if the Committee determines, based on advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing provision any Participant or Beneficiary has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits. The Company shall notify all Participants (and Beneficiaries of deceased Participants) of any such determination. Whenever any such determination is made, the Company shall refund all penalties which were imposed hereunder on account of making lump sum payments at any time during or after the first year to which such determination applies (i.e., the first year when gross income is recognized for federal income tax purposes). Interest shall be paid on any such refunds at ten percent (10%) for each Plan Year, compounded annually. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant or Beneficiary to recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits.

ARTICLE 6
BENEFICIARY DESIGNATION

Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee.

The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation form shall revoke such designation unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse had previously been designated as Beneficiary. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if his Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 7
AMENDMENT AND TERMINATION OF PLAN

7.1  Amendment. The Board of Directors of the Company may at any time amend the Plan, in whole or in part for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals; provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Written notice of any amendment shall be given each Participant then participating in the Plan.

7.2  Automatic Termination of Plan. The Plan shall terminate only under the following circumstances. The Plan shall automatically terminate upon a determination by the Company that a final decision of a court of competent jurisdiction has declared that the Participants under the Plan are in constructive receipt under the Internal Revenue Code of their vested Plan benefits.

7.3  Payments Upon Automatic Termination. Upon any Plan termination under Section 7.2, the Participants will be deemed to have terminated their enrollment under the Plan as of the date of such termination. The Company will pay all Participants the value of each Participant’s Deferral Accounts in a lump sum. The interest rate used to compute the present value shall be the average of the declared rate for the Plan Year in which the lump sum is to be paid and twelve percent (12%).

7.4  Payments Upon Change of Control. Notwithstanding any provision of this Plan to the contrary, if a “Change of Control” as defined in the Target Corporation Deferred Compensation Trust Agreement (as it may be amended from time to time) occurs and results in funding of the trust established under that Agreement, each Participant (or Beneficiary of a deceased Participant) will be paid the entire value of his or her Deferral Accounts in a lump sum, determined as if the Plan had automatically terminated under Section 7.2 on the date the Change of Control occurs, with the amount of the payment to be determined in the manner provided in Appendix B to the Target Corporation Deferred Compensation Trust Agreement. However, this section shall not apply, and no amounts shall be payable to Participants or Beneficiaries under this section, in the event the assets of said trust are returned to the Participating Employers Pursuant to the Trust Agreement because no Change of Control actually occurred.

ARTICLE 8
MISCELLANEOUS

8.1  Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by Employer (“Policies”). Such Policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of Employer to pay money in the future.

8.2  Nonassignability. Neither a Participant nor any other person shall, have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.3  Service Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Director any right to be retained as a Director of the Employer.

8.4  Protective Provisions. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses so to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative reductions in Earnings theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the later of (a) the date of adoption of this Plan or (b) the first day of the first Plan Year of such Participant’s participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, other than payment to such Participant of the cumulative reductions in Earnings theretofore made pursuant to this Plan, provided, that in the Employer’s sole discretion, benefits may be payable in an amount reduced to compensate the Employer for any loss, cost, damage or expense suffered or incurred by the Employer as a result in any way of such misstatement or nondisclosure.

8.5  Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

8.6  Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.7  Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

8.8  Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer, directed to the attention of the President of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

8.9  Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Minnesota as applied to contracts executed and to be wholly performed in such state.